EXHIBIT 99.1

Marley Coffee Closes Additional $1,270,000 Equity Transaction With Institutional Investor Ironridge To Assist in Growth

Los Angeles, CA — (May 28, 2013) —Marley Coffee (OTCQB: JAMN),  (www.marleycoffee.com), an artisan roasted gourmet coffee, today announced that for the second time this year, it has settled trade payables which this time totaled $1,270,000, removing these obligations from its balance sheet in exchange for the issuance of shares of its common stock to Ironridge Consumer Co., a division of Ironridge Global IV, Ltd. (“Ironridge”), an institutional investor specializing in direct equity investments in consumer product companies. Ironridge previously purchased certain debts of the Company held by third party creditors, which make up the amount settled.

In this latest round, over 90% of the financing is going towards paying for the Company’s cost of goods to supply its customers.  In other words, most of the $1.27M in debt reduction creates free cash flow that we would have otherwise spent on products in addition to the margins we would have already received.

“We’ve worked with Ironridge before so we’re very comfortable with working with them again”,  said Rohan Marley, Founder and Chairman of Marley Coffee.  “We believe that our share price has remained steady due to our relationship with Ironridge as our team has continued to execute on our business plan.  We plan on continuing to grow our company and to get our message out to the world,” continued Mr. Marley.

“According to T. Rowe Price analysts, coffee is a particularly dynamic segment at the moment, and single-serve systems are a key driver of growth in the coffee segment because they represent an innovation for consumers,” commented John C. Kirkland, Managing Director of Ironridge Global Partners.  Mr. Kirkland continued, “Ironridge remains impressed by what Rohan and his team have accomplished at Marley Coffee.  When we sat down the first time, they explained their business strategy to us and ever since the first deal, we have seen them close on that strategy.  They exceeded our expectations in delivering what they promised, which is why we are so comfortable offering the same terms with an additional financing round so quickly.”

“The first deal with Ironridge was about increasing the Company’s future cash flows and strengthening our balance sheet,” said Brent Toevs, CEO of the Company.  “About two thirds of that financing went towards paying debts related to monies borrowed and vendors and the last third went towards paying off our costs of goods.  In the last 10 weeks, we’ve started seeing some of our largest orders come in.  This latest round is about generating free cash flow since 90% of the funding is paying down our costs of goods on sales.  Our objective is to put that money right back into our growth strategy and to continue building on sales to achieve our 6,000 retail location 2013 goal,” continued Mr. Toevs.

For more information on Marley Coffee, or for general sales inquiries, please contact sales@marleycoffee.com, visit the Company website at www.marleycoffee.com, or call the Company at 323-556-0746.

About Jammin Java Corp., d/b/a Marley Coffee
Marley Coffee (corporate name Jammin Java Corp.) is a US-based company that provides premium, artisan roasted coffee to the grocery, retail, online, service, hospitality, office coffee service and big box store industry. Under its exclusive licensing agreement with 56 Hope Road, the Company continues to develop its coffee lines under the Marley Coffee brand. The Company is a fully reporting company quoted on the OTCQB under the symbol “JAMN”.  Learn more at www.MarleyCoffee.com or visit the corporate website at www.JamminJavaCorp.com.  Join us on Facebook at http://www.facebook.com/MarleyCoffee or follow us on Twitter at http://twitter.com/marleycoffee, where we post information that’s material and non-material about the Company.

About Ironridge
Ironridge Consumer Co. is a division of Ironridge Global IV, Ltd. that specializes in direct equity investments in the consumer products sector.  Ironridge Global Partners is an institutional investor, making direct equity investments in micro cap public companies.  Ironridge Global has entered into more than 50 equity financing transactions since 2011, ranging from under a quarter million to over $15 million each.  The firm seeks to be a long-term financial partner, assisting public companies in financing operations and expansion by supplying innovative funding solutions and flexible capital.  For more information on Ironridge Global Partners, please visit www.IronridgeGlobal.com.

Forward-Looking Statement:
This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Acts").  In particular, the words "believe," "may," "could," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend," and similar conditional words and expressions are intended to identify forward-looking statements and are subject to the safe harbor created by these Acts.  Any statements made in this news release about an action, event or development, are forward-looking statements.  Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  These risks and others are included from time to time in documents we file with the Securities and Exchange Commission ("SEC"), including but not limited to, our Form 10-Ks, Form 10-Qs and Form 8-Ks.  Other unknown or unpredictable factors also could have material adverse effects on our future results.  Accordingly, you should not place undue reliance on these forward-looking statements.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected.  The forward-looking statements in this press release are made as of the date hereof.  The Company takes no obligation to update or correct its own forward-looking statements, except as required by law or those prepared by third parties that are not paid by the Company.  The Company's SEC filings are available at http://www.sec.gov.